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                      TEXAS OPTIONAL RETIREMENT PLAN RIDER
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This Rider is  attached to and made a part of this  Contract as of the  Contract
Date.  Terms not  defined in this Rider  have the  meaning  given to them in the
Contract.

The participating  Texas  institution of higher  education's first year matching contribution,  or fractional part thereof, will be refunded to the participating
Texas  institution  of higher  education in the event the Owner does not begin a second  consecutive year of participation  in the Optional  Retirement  Program.
Such refund will be paid out of the Cash Value that has  accumulated  under this
Contract.

Participation  in the  Optional  Retirement  Program  shall  terminate,  and any payments under this Contract as provided herein will become  available,  only if the Owner: (1) dies; or (2) retires;  or (3) terminates  employment in all Texas institutions of higher education.

                                         SECURITY BENEFIT LIFE INSURANCE COMPANY

                                                     ROGER K. VIOLA
                                                       Secretary

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Rider Effective Date
(If Other Than Issue Date)

V6932G (7-00)